Media Contact: Gary Mickelson, 479-290-6111
Investor Contact: Jon Kathol, 479-290-4235

TYSON WEATHERS SECOND QUARTER CHALLENGES;
EXPECTS STRONG SECOND HALF OF YEAR

Springdale, Arkansas – May 6, 2013 – Tyson Foods, Inc. (NYSE: TSN), today reported the following results:

(in millions, except per share data)	Second Quarter		Six Months
	2013	2012	2013	2012
Sales	$8,419	$8,268	$16,821	$16,597
Operating Income	174	302	474	580

Net Income	106	166	274	322
Less: Net Income Attributable to Noncontrolling Interest	11	—	6	—
Net Income Attributable to Tyson	$95	$166	$268	$322

Net Income Per Share Attributable to Tyson	$0.26	$0.44	$0.74	$0.86
Adjusted[1] Net Income Per Share Attributable to Tyson	$0.36	$0.44	$0.84	$0.86

1 Adjusted EPS is explained and reconciled to comparable GAAP measure at the end of this release.
Second Quarter Highlights

•	Reported EPS was $0.26; Adjusted EPS was $0.36 compared to $0.44 last year

•	Overall operating margin was 2.1%

•	Net interest expense was $34 million, down 28% compared to last year

•	Repurchased 2.1 million shares for $50 million

•	Liquidity totaled $1.8 billion at March 30, 2013

“Our second quarter typically is our most challenging, and this quarter was no exception,” said Donnie Smith, Tyson Foods' president and chief executive officer. “However, our business is structured to withstand adverse conditions, and we worked through the issues while positioning ourselves for what we believe will be a strong performance in the second half of the year.
“In our Chicken segment, we continued to emphasize operational efficiencies, upgrading our product mix and pricing to offset $165 million in additional feed costs for the quarter. Our Beef segment suffered margin compression as consumers opted for the relative value of chicken. Our Pork segment faced periods of supply and demand imbalance after the loss of some export markets, while soft demand in food service impacted our Prepared Foods segment.
“Our EPS for the quarter wasn't at the level we'd like, but on an adjusted basis, we're about where we were at this point last year,” Smith said. “I'm still confident our results for 2013 will be better than 2012.”

Segment Performance Review (in millions)

Sales
(for the second quarter and six months ended March 30, 2013, and March 31, 2012)
	Second Quarter				Six Months
			Volume	Avg. Price			Volume	Avg. Price
	2013	2012	Change	Change	2013	2012	Change	Change
Chicken	$3,094	$2,911	0.1%	6.2%	$6,050	$5,673	(0.5)%	7.1%
Beef	3,447	3,369	(3.9)%	6.5%	6,932	6,836	(7.0)%	9.1%
Pork	1,311	1,372	(2.2)%	(2.2)%	2,674	2,847	(2.2)%	(3.9)%
Prepared Foods	803	807	(0.8)%	0.3%	1,644	1,668	0.5%	(2.0)%
Other	27	46	n/a	n/a	47	100	n/a	n/a
Intersegment Sales	(263)	(237)	n/a	n/a	(526)	(527)	n/a	n/a
Total	$8,419	$8,268	(1.8)%	3.9%	$16,821	$16,597	(2.5)%	4.3%

Operating Income (Loss)
(for the second quarter and six months ended March 30, 2013, and March 31, 2012)
	Second Quarter				Six Months
			Operating Margin				Operating Margin
	2013	2012	2013	2012	2013	2012	2013	2012
Chicken	$78	$145	2.5%	5.0%	$185	$177	3.1%	3.1%
Beef	(26)	(1)	(0.8)%	—%	20	30	0.3%	0.4%
Pork	72	115	5.5%	8.4%	197	280	7.4%	9.8%
Prepared Foods	28	44	3.5%	5.5%	61	95	3.7%	5.7%
Other	22	(1)	n/a	n/a	11	(2)	n/a	n/a
Total	$174	$302	2.1%	3.7%	$474	$580	2.8%	3.5%
Second quarter and six months of fiscal 2013

•	Operating income was reduced by $56 million related to the impairment of non-core assets in China, which is included in our Chicken segment.

•
Chicken - Despite increased domestic and international production, total sales volumes decreased in the six months of fiscal 2013 due to reduced open-market meat purchases and mix of rendered product sales. The increase in average sales price in the second quarter and six months of fiscal 2013 was primarily due to mix changes and price increases associated with increased input costs. Since many of our sales contracts are formula based or shorter-term in nature, we were able to offset rising input costs through increased pricing and mix. Operating income was positively impacted by increases in average sales price, improved live performance and operational improvements, as well as improved performance in our foreign-produced operations. These increases were partially offset by increased feed costs of $165 million and $335 million for the second quarter and six months of fiscal 2013, respectively.

•
Beef - Fed cattle supplies decreased which drove up average sales price and livestock cost. Sales volumes decreased due to a reduction in outside trim and tallow purchases. Operating income decreased in the second quarter and six months of fiscal 2013 as the result of volatile market conditions, regional lower availability of live cattle supplies, reduced demand for premium beef products and increased operating costs.

•
Pork - Live hog supplies increased which drove down average sales price and livestock cost. Sales volumes decreased as a result of balancing our supply with customer demand and reduced exports. While reduced compared to prior year, operating income remained strong in the six months of fiscal 2013 despite brief periods of imbalance in industry supply and customer demand.

•
Prepared Foods - Although up slightly in the six months of fiscal 2013, total sales volumes decreased in the second quarter of fiscal 2013 due to reduced demand for certain foodservice products. The decrease in average sales price in the six months of fiscal 2013 was due to product mix and reduced raw material costs. Operating income decreased in the second quarter and six months of fiscal 2013 due to product mix changes related to reduced foodservice demand and additional costs incurred as we invested in our lunchmeat business.

Outlook
Our capital investment in our businesses will continue to help us to maintain strong operating results. In fiscal 2013, we expect overall domestic protein production (chicken, beef, pork and turkey) to increase approximately 1% from fiscal 2012 levels. The drought conditions in 2012 reduced grain supplies, which is resulting in higher input costs as well as increased costs for cattle and hog producers. The following is a summary of the fiscal 2013 outlook for each of our segments, as well as an outlook on sales, capital expenditures, net interest expense, debt and liquidity and share repurchases:

•
Chicken – Current USDA data shows U.S. chicken production to increase 2-3% in fiscal 2013 compared to fiscal 2012. Based on current futures prices, we expect higher feed costs in fiscal 2013 compared to fiscal 2012 of approximately $450 million. The capital investment and significant operational improvements we have made in our Chicken segment have better positioned us to adjust to rising feed costs. Additionally, many of our sales contracts are formula based or shorter-term in nature, which allows us to offset rising input costs through pricing. However, there may be a lag time for price changes to take effect. We anticipate our Chicken segment will return to its normalized range of 5.0%-7.0% for the second-half of fiscal 2013.

•
Beef – We expect to see a reduction of industry fed cattle supplies of 2-3% and beef exports to decrease in fiscal 2013 as compared to fiscal 2012. Although we generally expect adequate supplies in regions we operate our plants, there may be periods of imbalance of fed cattle supply and demand. For fiscal 2013, we believe our Beef segment will remain profitable, but will be below its normalized range of 2.5%-4.5%.

•	Pork – We expect industry hog supplies to be flat and pork exports to decrease compared to fiscal 2012. For fiscal 2013, we believe our Pork segment will be in its normalized range of 6.0%-8.0%.

•
Prepared Foods – We expect operational improvements and increased pricing to offset increased raw material costs. Because many of our sales contracts are formula based or shorter-term in nature, we are typically able to offset rising input costs through increased pricing. For fiscal 2013, we believe our Prepared Foods segment may be below its normalized range of 4.0%-6.0%.

•
Sales – We expect fiscal 2013 sales to approximate $34.5 billion mostly resulting from price increases related to expected decreases in domestic availability of certain protein and increased raw material costs.

•	Capital Expenditures – We expect fiscal 2013 capital expenditures will approximate $550-$600 million.

•	Net Interest Expense – We expect fiscal 2013 net interest expense will approximate $140 million.

•
Debt and Liquidity – Our next significant debt maturity is scheduled for October 2013, which we currently plan to use current cash on hand and/or cash flows from operations for payment. We may also use additional available cash to repurchase notes when available at attractive rates. Total liquidity at March 30, 2013, was $1.8 billion, well above our goal to maintain liquidity in excess of $1.2 billion.

•
Share Repurchases – We expect to continue repurchasing shares under our share repurchase program. As of March 30, 2013, 28 million shares remain authorized for repurchases. The timing and extent to which we repurchase shares will depend upon, among other things, our working capital needs, market conditions, liquidity targets, our debt obligations and regulatory requirements.

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	March 30, 2013	March 31, 2012	March 30, 2013	March 31, 2012

Sales	$8,419	$8,268	$16,821	$16,597
Cost of Sales	8,011	7,733	15,876	15,569
Gross Profit	408	535	945	1,028

Selling, General and Administrative	234	233	471	448
Operating Income	174	302	474	580
Other (Income) Expense:
Interest income	(2)	(5)	(3)	(7)
Interest expense	36	52	73	101
Other, net	(19)	(2)	(19)	(14)
Total Other (Income) Expense	15	45	51	80
Income before Income Taxes	159	257	423	500
Income Tax Expense	53	91	149	178
Net Income	106	166	274	322
Less: Net Income Attributable to Noncontrolling Interest	11	—	6	—
Net Income Attributable to Tyson	$95	$166	$268	$322

Weighted Average Shares Outstanding:
Class A Basic	283	294	284	295
Class B Basic	70	70	70	70
Diluted	366	373	364	374
Net Income Per Share Attributable to Tyson:
Class A Basic	$0.27	$0.47	$0.77	$0.90
Class B Basic	$0.25	$0.42	$0.70	$0.81
Diluted	$0.26	$0.44	$0.74	$0.86
Dividends Declared Per Share:
Class A	$0.050	$0.040	$0.210	$0.080
Class B	$0.045	$0.036	$0.189	$0.072

Sales Growth	1.8%		1.3%
Margins: (Percent of Sales)
Gross Profit	4.8%	6.5%	5.6%	6.2%
Operating Income	2.1%	3.7%	2.8%	3.5%
Net Income	1.3%	2.0%	1.6%	1.9%
Effective Tax Rate	33.2%	35.3%	35.1%	35.5%

TYSON FOODS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	March 30, 2013	September 29, 2012
Assets
Current Assets:
Cash and cash equivalents	$762	$1,071
Accounts receivable, net	1,428	1,378
Inventories	2,921	2,809
Other current assets	188	145
Total Current Assets	5,299	5,403
Net Property, Plant and Equipment	4,002	4,022
Goodwill	1,892	1,891
Intangible Assets	115	129
Other Assets	481	451
Total Assets	$11,789	$11,896

Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$512	$515
Accounts payable	1,265	1,372
Other current liabilities	955	943
Total Current Liabilities	2,732	2,830
Long-Term Debt	1,904	1,917
Deferred Income Taxes	498	558
Other Liabilities	541	549

Total Tyson Shareholders’ Equity	6,076	6,012
Noncontrolling Interest	38	30
Total Shareholders’ Equity	6,114	6,042

Total Liabilities and Shareholders’ Equity	$11,789	$11,896

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended
	March 30, 2013	March 31, 2012
Cash Flows From Operating Activities:
Net income	$274	$322
Depreciation and amortization	259	245
Deferred income taxes	(24)	53
Other, net	57	41
Net change in other current assets and liabilities	(336)	(207)
Cash Provided by Operating Activities	230	454

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(290)	(344)
Purchases of marketable securities	(79)	(25)
Proceeds from sale of marketable securities	16	13
Other, net	20	17
Cash Used for Investing Activities	(333)	(339)

Cash Flows From Financing Activities:
Payments on debt	(55)	(41)
Net proceeds from borrowings	37	56
Purchases of Tyson Class A common stock	(188)	(128)
Dividends	(70)	(29)
Other, net	71	29
Cash Used for Financing Activities	(205)	(113)

Effect of Exchange Rate Change on Cash	(1)	5

Increase (Decrease) in Cash and Cash Equivalents	(309)	7
Cash and Cash Equivalents at Beginning of Year	1,071	716
Cash and Cash Equivalents at End of Period	$762	$723

TYSON FOODS, INC.
EBITDA Reconciliations
(In millions)
(Unaudited)

	Six Months Ended		Fiscal Year Ended	Twelve Months Ended
	March 30, 2013	March 31, 2012	September 29, 2012	March 30, 2013

Net income	$274	$322	$576	$528
Less: Interest income	(3)	(7)	(12)	(8)
Add: Interest expense	73	101	356	328
Add: Income tax expense	149	178	351	322
Add: Depreciation	237	217	443	463
Add: Amortization (a)	8	7	17	18
EBITDA	$738	$818	$1,731	$1,651

Total gross debt			$2,432	$2,416
Less: Cash and cash equivalents			(1,071)	(762)
Less: Short-term investments			(3)	(47)
Total net debt			$1,358	$1,607

Ratio Calculations:
Gross debt/EBITDA			1.4x	1.5x
Net debt/EBITDA			0.8x	1.0x

(a)
Excludes the amortization of debt discount expense of $14 million and $21 million for the six months ended March 30, 2013, and March 31, 2012, respectively, and $39 million for the fiscal year ended September 29, 2012, as it is included in Interest expense.

EBITDA represents net income, net of interest, income tax and depreciation and amortization. EBITDA is presented as a supplemental financial measurement in the evaluation of our business. We believe the presentation of this financial measure helps investors to assess our operating performance from period to period and enhances understanding of our financial performance and highlights operational trends. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies. However, the measurement of EBITDA may not be comparable to those of other companies in our industry, which limits its usefulness as a comparative measure. EBITDA is not a measure required by or calculated in accordance with GAAP and should not be considered as a substitute for net income or any other measure of financial performance reported in accordance with GAAP or as a measure of operating cash flow or liquidity. EBITDA is a useful tool for assessing, but is not a reliable indicator of, our ability to generate cash to service our debt obligations because certain of the items added to net income to determine EBITDA involve outlays of cash. As a result, actual cash available to service our debt obligations will be different from EBITDA. Investors should rely primarily on our GAAP results, and use non-GAAP financial measures only supplementally, in making investment decisions.

TYSON FOODS, INC.
EPS Reconciliations
(Unaudited)

	Three Months Ended		Six Months Ended
	March 30, 2013	March 31, 2012	March 30, 2013	March 31, 2012

Reported net income per share attributable to Tyson	$0.26	$0.44	$0.74	$0.86

Less: $19 million recognized currency translation adjustment gain	(0.05)	—	(0.05)	—
Add: $56 million impairment of non-core assets in China	0.15	—	0.15	—

Adjusted net income per share attributable to Tyson	$0.36	$0.44	$0.84	$0.86

Adjusted net income per share attributable to Tyson (adjusted EPS) is presented as a supplementary financial measurement in the evaluation of our business. We believe the presentation of adjusted EPS helps investors to assess our financial performance from period to period and enhances understanding of our financial performance. However, adjusted EPS may not be comparable to those of other companies in our industry, which limits its usefulness as a comparative measure. Adjusted EPS is not a measure required by or calculated in accordance with GAAP and should not be considered as a substitute for any measure of financial performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results, and use non-GAAP financial measures only supplementally, in making investment decisions.

Tyson Foods, Inc., with headquarters in Springdale, Arkansas, is one of the world's largest processors and marketers of chicken, beef and pork, the second-largest food production company in the Fortune 500 and a member of the S&P 500. The company was founded in 1935 by John W. Tyson, whose family has continued to be involved with son Don Tyson leading the company for many years and grandson John H. Tyson serving as the current Chairman of the Board of Directors. Tyson Foods produces a wide variety of protein-based and prepared food products and is the recognized market leader in the retail and foodservice markets it serves. The Company provides products and services to customers throughout the United States and approximately 130 countries. It has approximately 115,000 Team Members employed at more than 400 facilities and offices in the United States and around the world. Through its Core Values, Code of Conduct and Team Member Bill of Rights, Tyson Foods strives to operate with integrity and trust and is committed to creating value for its shareholders, customers and Team Members. The Company also strives to be faith-friendly, provide a safe work environment and serve as stewards of the animals, land and environment entrusted to it.

A conference call to discuss the Company's financial results will be held at 9 a.m. Eastern Monday, May 6, 2013. To listen live via telephone, call 888-455-8283. International callers dial 210-839-8865. The pass code "Tyson Foods" will be required to join the call. A telephone replay will be available until June 7, 2013, at 866-495-2418. International callers may access the replay at 203-369-1756. The live webcast, as well as the replay, will be available on the Internet at http://ir.tyson.com. Financial information, such as this news release, as well as other supplemental data, can be accessed from the Company's web site at http://ir.tyson.com.

Forward-Looking Statements

Certain information contained in the press release may constitute forward-looking statements, such as statements relating to expected performance, and including, but not limited to, statements appearing in the “Outlook” section. These forward-looking statements are subject to a number of factors and uncertainties which could cause our actual results and experiences to differ materially from the anticipated results and expectations expressed in such forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Among the factors that may cause actual results and experiences to differ from anticipated results and expectations expressed in such forward-looking statements are the following: (i) the effect of, or changes in, general economic conditions; (ii) fluctuations in the cost and availability of inputs and raw materials, such as live cattle, live swine, feed grains (including corn and soybean meal) and energy; (iii) market conditions for finished products, including competition from other global and domestic food processors, supply and pricing of competing products and alternative proteins and demand for alternative proteins; (iv) successful rationalization of existing facilities and operating efficiencies of the facilities; (v) risks associated with our commodity purchasing activities; (vi) access to foreign markets together with foreign economic conditions, including currency fluctuations, import/export restrictions and foreign politics; (vii) outbreak of a livestock disease (such as avian influenza (AI) or bovine spongiform encephalopathy (BSE)), which could have an adverse effect on livestock we own, the availability of livestock we purchase, consumer perception of certain protein products or our ability to access certain domestic and foreign markets; (viii) changes in availability and relative costs of labor and contract growers and our ability to maintain good relationships with employees, labor unions, contract growers and independent producers providing us livestock; (ix) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (x) changes in consumer preference and diets and our ability to identify and react to consumer trends; (xi) significant marketing plan changes by large customers or loss of one or more large customers; (xii) adverse results from litigation; (xiii) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (xiv) compliance with and changes to regulations and laws (both domestic and foreign), including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws; (xv) our ability to make effective acquisitions or joint ventures and successfully integrate newly acquired businesses into existing operations; (xvi) effectiveness of advertising and marketing programs; and (xvii) those factors listed under Item 1A. “Risk Factors” included in our September 29, 2012, Annual Report filed on Form 10-K.